EXHIBIT 99.1

[LOGO OF ICN PHARMACEUTICALS, INC.]

ICN Pharmaceuticals, Inc.	International Headquarters ICN Plaza 3300 Hyland Avenue Costa Mesa, California 92626	Telephone: (714) 545-0100 X3230 FAX: (714) 641-7215 Telex: 67-0413

Investor Contact: Jeff Misakian 714-545-0100, ext. 3230	Media Contact: Chris Kuechenmeister 323-966-5709

ICN PHARMACEUTICALS REPORTS FIRST QUARTER 2003 PROFIT

Company Completes Wholesale Inventory Reduction

COSTA MESA, CA, May 5, 2003 – ICN Pharmaceuticals, Inc. (NYSE: ICN) today announced first quarter 2003 results. For the quarter ended March 31, 2003, revenues were $158.7 million, compared with $185.0 million in the same period last year. The company reported net income for the 2003 first quarter of $13.7 million, or $0.16 per diluted share, compared with $8.4 million, or $0.10 per diluted share, in the previous year.

Income from continuing operations in the 2003 first quarter was $13.2 million, or $0.16 per diluted share, down 57.5 percent from the $31.1 million, or $0.37 per diluted share, recorded a year ago. Operating income for the first quarter of 2003 was $32.4 million, down 50.0 percent from year-ago results.

The results for the 2003 first quarter primarily reflect a decline in royalty revenues from sales of ribavirin by Schering-Plough, the company’s efforts to reduce wholesale inventory levels in North America and higher cost of sales due to decreased sales in North America and excess manufacturing capacity. Net income in the year-ago quarter included a $21.8 million charge to reflect the cumulative effect of a change in accounting for goodwill and other intangible assets.

“We continue to make progress in executing our strategic direction in the specialty pharmaceuticals business,” said Robert W. O’Leary, ICN’s Chairman and Chief Executive Officer. “With ICN’s management team largely in place and starting to have an impact, we have begun implementing specific action plans to drive growth and reap the benefits of our strategic repositioning efforts. Excluding foreign currency translation, sales grew in all our markets year-over-year, except for the U.S. And in the U.S., as of today we have completed our inventory reduction plan – ahead of schedule. This is a tremendous accomplishment and one that we believe will position us for stronger growth in the latter half of the year.”

ICN reported income from discontinued operations in the 2003 first quarter of $449,000 compared with a loss of $956,000 a year ago. Discontinued operations in the first quarter of 2003 included the company’s business operations in Russia, all manufacturing in Hungary and the Czech Republic, and the company’s Photonics business and Biomedicals subsidiary. Prior period amounts have been reclassified to properly reflect the discontinued operations.

The company’s divestiture process remains on track. The company has received more than a dozen bids for its Russian businesses, and the sale of its Biomedicals unit is progressing along as well. The company continues to expect the completion of all its planned divestitures by the end of the fiscal year.

First quarter 2003 royalties for ribavirin totaled $48.6 million, a 14.8 percent decrease from $57.0 million in royalties reported in the 2002 first quarter. Royalty revenues reflect sales of ribavirin by Schering-Plough. Schering markets ICN’s ribavirin in the U.S. and Europe under the brand name Rebetol for use in combination with its Intron A or Peg-Intron to treat chronic hepatitis C in patients with compensated liver disease.

Ribapharm released its earnings results for the first quarter of 2003 on May 1, 2003. The consolidated results of ICN reflect an approximately 20 percent minority interest in Ribapharm from the date of the initial public offering.

Balance Sheet

Cash at March 31, 2003 totaled $309.3 million, compared with $245.2 million at year end 2002. Accounts receivable decreased to $168.3 million at March 31, 2003, down from $215.8 million at year end 2002.

About ICN

ICN is an innovative, research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its research and new product development focuses on innovative treatments for dermatology, infectious diseases and cancer.

This presentation and certain other information are available on our investor relations section of our corporate Web site at www.icnpharm.com/fqcc.

FORWARD LOOKING STATEMENTS. This press release contains forward looking statements that involve risks and uncertainties, including, but not limited to, projections of future sales, royalty income, operating income, returns on invested assets, regulatory approval processes, competition from generic products, marketplace acceptance of the company’s products, success of the company’s strategic repositioning initiatives and the ability of management to execute them, cost-cutting measures, and other risks detailed from time to time in the company’s Securities and Exchange Commission filings.

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Financial Tables to Follow

Consolidated Condensed Statement of Income for the three months ended March 31, 2003 and 2002	Table 1

	Three Months Ended March 31,		% Change
In thousands, except per share data	2003	2002
Product sales	$110,134	$128,005	-14%
Royalties	48,583	57,001	-15%

Total revenues	158,717	185,006	-14%
Cost of goods sold	40,870	36,236	13%
Selling, general and administrative expenses	67,724	67,125	1%
Research and development costs	9,159	9,088	1%
Amortization expense	8,583	7,856	9%

	126,336	120,305	5%

Operating income	32,381	64,701	-50%
Interest, net	(7,310)	(13,083)
Other income (expense), net including translation and exchange	4,091	(1,313)

Income from continuing operations before provision for income taxes and minority interest	29,162	50,305
Provision for income taxes	11,082	19,159
Minority interest	4,859	34

Income from continuing operations	13,221	31,112
Income (loss) from discontinued operations, net	449	(956)
Cumulative effect of change in accounting principle (1)	—	(21,791)

Net income	$13,670	$8,365

Basic earnings per common share
Income from continued operations	$0.16	$0.38
Discontinued Operations, net of taxes	(0.00)	(0.01)
Cumulative effect of change in accounting principle	—	(0.27)

Net income	$0.16	$0.10

Shares used in per share computation	84,104	82,274

Diluted earnings per common share
Income from continued operations	$0.16	$0.37
Discontinued Operations, net of taxes	(0.00)	(0.01)
Cumulative effect of change in accounting principle	—	(0.26)

Net income	$0.16	$0.10

Shares used in per share computation	84,307	84,331

(1)	During 2002, the Company completed the transitional impairment test required by SFAS 142, Goodwill and Other Intangible Assets. As a result, the Company recorded an impairment loss of $21,791 which was recorded as a cumulative effect of change in accounting principle.

Consolidated Condensed Statement of Revenue and Operating Income for the three months ended March 31, 2003 and 2002 (in thousands)	Table 2

	Three Months Ended March 31,
Revenues	2003	2002

North America	$15,371	$41,924	-63%
Latin America	26,371	29,487	-11%
Europe	55,576	44,774	24%
AAA	12,816	11,820	8%

Total pharmaceuticals	110,134	128,005	-14%

Ribapharm royalty revenues	48,583	57,001	-15%

Consolidated revenues	$158,717	$185,006	-14%

Gross Profit on Product Sales

North America	$10,126	$36,222
Latin America	19,213	21,198
Europe	33,658	28,142
AAA	6,267	6,207

Total pharmaceuticals	$69,264	$91,769

Operating Income (Loss)

North America	$(2,931)	$18,878	-116%
Latin America	6,779	9,047	-25%
Europe	7,138	6,171	16%
AAA	1,650	1,416	17%

Total pharmaceuticals	12,636	35,512	-64%
Ribapharm	33,543	48,806	-31%

Consolidated segment operating income	46,179	84,318	-45%
Corporate expenses	(13,798)	(19,617)	-30%

Income from operations	$32,381	$64,701	-50%

Financial Data

Depreciation and amortization	$14,779	$13,722

Capital expenditures	$2,510	$3,928

Consolidated Balance Sheet Data as of March 31, 2003 and December 31, 2002 (in thousands)	Table 3

	March 31, 2003	December 31, 2002
Cash	$309,304	$245,184
Accounts receivable, net	168,313	215,776
Inventory, net	89,280	88,862
Net assets of discontinued operations	147,807	153,762

Long-term debt	482,170	482,256
Total equity	704,940	703,690